Exhibit 99.3

BOREAL WATER COLLECTION, INC.

(a Nevada Corporation)

ACTION OF THE SOLE MEMBER OF OUR BOARD OF DIRECTORS WITHOUT A MEETING

BY WRITTEN CONSENT

January 22, 2015

(two pages + Exhibit “A”)

The undersigned, as the sole member of the Board of Directors of Boreal Water Collection, Inc., a Nevada Corporation (“Company”), takes the following action effective this 22nd day of January, 2015:

Authorize Restricted Common Share Issuances to Francine Lavoie and Krzysztof Umecki (Per Employment Contract Provisions)

WHEREAS: Mrs. Francine Lavoie is currently serving a 3 year term as CEO and President of the Company. The contract expires after September 23, 2015. The contract is expressly not “at will.” She is to receive 3 million shares of restricted common stock per year of the contract. Her salary is $120,000 per year. However, if the Company does not pay her salary, or all of it, Mrs. Lavoie can take the an equivalent value in restricted common stock, calculated at a 30% discount of the average of the 3 lowest trades during the previous 10 trading days prior to the date of conversion. And;

WHEREAS: Pursuant to said employment contract, and because the Company has not paid any portion of the cash salary to her, Mrs. Lavoie has elected to receive 203,566,444 restricted common shares as compensation from September 24, 2012 through January 22, 2015. And;

WHEREAS: Mr. Krzysztof Umecki is currently serving a 3 year term as Vice-President – Operations of the Company. The contract expires after September 23, 2015. The contract is expressly not “at will.” He is to receive 1 million shares of restricted common stock per year of the contract. His salary is $60,000 per year. However, if the Company does not pay his salary, or all of it, Mr. Umecki can take the an equivalent value in restricted common stock, calculated at a 30% discount of the average of the 3 lowest trades during the previous 10 trading days prior to the date of conversion. And;

WHEREAS: Pursuant to said employment contract, on January 22, 2015, Mr. Umecki (Mrs. Lavoie’s spouse), and further because the Company has not paid any portion of the cash salary to him, has elected to receive 100,617,468 restricted common shares as compensation from September 24, 2012 through January 22, 2015. And;

WHEREAS: The above stock totals payable to Mrs. Lavoie and Mr. Umecki were calculated in the manner as presented in the attached table, Exhibit “A” hereto: Now, Therefore Be It

RESOLVED: The sole member of the Board of Directors, Francine Lavoie, approves of the stock compensation to herself and Mr. Umecki as contained in this Board of Directors Resolution. I, Francine Lavoie, acknowledge and accept the conflict of interest in me voting as a Director in approving the stock compensation to the officers of the Company; e.g. common shares to myself as well as to my spouse, Krzysztof Umecki.

DATED: January 22, 2015. The undersigned hereby waives notice to and agrees with the actions authorized as aforesaid.

/s/ Francine Lavoie

Francine Lavoie

Sole Member of the Board of Directors

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Exhibit “A” to Board Resolution

The above stock totals in the Board Resolution payable to Mrs. Lavoie and Mr. Umecki were calculated in the manner as presented in the following table:

	Days	Salary CEO	Salary VP op.	Stock Bonus	Stock Bonus
	worked	F. Lavoie	K. Umecki	F. Lavoie	K. Umecki
Sept 24/2012 to Dec 31/2012	99	$ 32,547.94	$ 16,273.97	975,699	271,233
Jan 1/2013 to Dec 31/2013	365	$ 120,000.00	$ 60,000.00	3,000,000	1,000,000
Jan 1/2014 to Dec 31/2014	365	$ 120,000.00	$ 60,000.00	3,000,000	1,000,000
Jan 1/2015 to Jan 22/2015	22	$ 7,232.88	$ 3,616.44	18,821	60,273
		$ 279,780.82	$ 139,890.41	6,994,520	2,331,506

Conversion rate: 70% ( ($.002 + $.002 +$.0021) / 3) = $0.0014233

For Mrs. Lavoie: $279,780.82 / $0.0014233 = 196,571924 shares plus stock bonus 6,994,520 = 203,566,444 shares

For Mr. Umecki: $139,890.41 / $0.0014233 =98,285,962 shares plus stock bonus 2,331,506 = 100,617,468 shares

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